Exhibit 99.1

Contact:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer (410) 379-3640	Chief Financial Officer (410) 379-3636	Director, Investor Relations (410) 379-3725

GP STRATEGIES REPORTS FIRST QUARTER 2007 RESULTS

Elkridge, MD, May 10, 2007 - GP Strategies Corporation (NYSE: GPX), a global provider of training, e-learning solutions, management consulting, and engineering services through its principal operating subsidiary General Physics Corporation, today reported first quarter 2007 results.

First Quarter 2007 Highlights:

•                  Earnings per share of $0.12 per diluted share compared to $0.08 per diluted share for the first quarter of 2006

•                  EBITDA of $4.7 million, up $1.5 million or 46% compared to the first quarter of 2006

•                  Revenue of $53.5 million, up $10.0 million or 23% compared to the first quarter of 2006

•                  Completed the acquisition of Sandy Corporation, which was accretive to earnings in the first quarter of 2007

“I am proud to report the Company had a 50% increase in diluted earnings per share during the first quarter of 2007 when compared to the same quarter of 2006,” said Scott N. Greenberg, CEO of GP Strategies. “Having closed the acquisition of Sandy Corporation, we are now focused on growing the combined entity.”

First Quarter Results

Revenue was $53.5 million for the first quarter of 2007 compared to $43.5 million for the first quarter of 2006. As previously announced, we completed the acquisition of Sandy Corporation (Sandy) from ADP on January 23, 2007. The results of Sandy’s operations are reported as a separate business segment, Sandy Sales Training & Marketing, for financial reporting purposes and are included in our consolidated statement of operations since the effective date of the acquisition on January 23, 2007. The $10.0 million, or 23%, increase in revenue during the first quarter of 2007 is due to the following drivers by business segment:

•                  Sandy Sales Training & Marketing - this segment contributed $12.2 million of revenue during the first quarter of 2007 as a result of the acquisition of Sandy. Sandy provides custom sales training and print-based and electronic publications primarily to the automotive industry.

•                  Manufacturing & BPO — revenue for this segment increased $0.7 million, or 3%, to $24.6 million during the first quarter of 2007 from $23.9 million for the first quarter of 2006. Net revenue increased primarily due to an increase in business process outsourcing services with new and existing customers.

•                  Process, Energy & Government — revenue for this segment decreased $2.9 million, or 15%, to $16.8 million during the first quarter of 2007 from $19.7 million for the first quarter of 2006. The net revenue decrease is primarily due to the completion of chemical demilitarization projects in 2006, the conclusion of hurricane recovery services in 2006 and a decline in funding for a government first responders training contract. These decreases were offset by increases in revenue from engineering and training services for the petroleum and refining industry, as well as increases in construction projects for liquefied natural gas (LNG) facilities.

Operating income was $3.4 million for the first quarter of 2007 compared to $2.4 million for the first quarter of 2006. The increase in operating income is attributable to an increase in gross profit of $2.3 million, offset by an increase in selling, general and administrative expenses of $1.2 million during the first quarter of 2007. The increase in gross profit by segment consisted of a $1.8 million increase in gross profit contributed by the Sandy Sales Training & Marketing segment, a $0.1 million increase in gross profit contributed by the Manufacturing & BPO segment, and a $0.4 million increase in gross profit contributed by the Process, Energy & Government segment (despite the decline in revenue for that segment). The increase in selling, general and administrative expenses was due to the following: an increase in amortization expense of $0.5 million related to intangible assets recorded in connection with the acquisition of Sandy, an increase in labor, benefits and facilities expense of $0.3 million due to the acquisition of Sandy, an increase in accounting fees of $0.1 million, and the effect of a bad debt recovery of $0.3 million in the first quarter of 2006 which reduced SG&A expense in 2006 and did not recur in 2007.

Income before income tax expense was $3.5 million for the first quarter of 2007 compared to $2.4 million for the first quarter of 2006. Net income was $2.1 million, or $0.12 per diluted share, for the first quarter of 2007 compared to $1.4 million, or $0.08 per diluted share, for the first quarter of 2006. The increases in income before income tax expense, net income and earnings per share during the first quarter of 2007 were primarily due to the increases in operating income discussed above, with the results of Sandy’s operations being the primary driver for the increases. During the first quarter of 2007, we repurchased 107,500 shares of our common stock in the open market for approximately $1.0 million in cash.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on May 10, 2007. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-633-3324 using conference ID number 8599300. A telephone replay of the call will also be available beginning at 11:00 a.m. on May 10th, until 11:59 p.m. on May 24th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 8599300.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE listed company (GPX).  General Physics is a global provider of training, e-learning solutions, management consulting, and engineering services. Through its Sandy Corporation division, GP provides custom sales training solutions. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients.  Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.  Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share and share data)

(Unaudited)

	Quarters ended
	March 31,
(Unaudited—in thousands, except per share amounts)	2007	2006
Revenue	$53,543	$43,528
Cost of revenue	45,501	37,766
Gross profit	8,042	5,762
Selling, general and administrative expenses	4,619	3,372
Operating income	3,423	2,390
Interest expense	272	414
Other income	371	404
Income before income tax expense	3,522	2,380
Income tax expense	1,468	1,011
Net income	$2,054	$1,369

Other data:
EBITDA (1)	$4,666	$3,205

Basic weighted average shares outstanding	16,308	16,232
Diluted weighted average shares outstanding	16,962	17,133

Per common share data:
Basic earnings per share	$0.13	$0.08
Diluted earnings per share	$0.12	$0.08

(1)             The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation—EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
(Unaudited — in thousands)	2007	2006
Current assets:
Cash and cash equivalents	$253	$8,660
Accounts and other receivables	27,132	26,628
Inventories, net	760	—
Costs and estimated earnings in excess of billings on uncompleted contracts	21,842	11,257
Prepaid expenses and other current assets	7,688	6,411
Total current assets	57,675	52,956
Property, plant and equipment, net	1,978	1,859
Goodwill and other intangibles, net	63,970	57,460
Deferred tax assets	5,013	7,420
Other assets	2,274	1,705
Total assets	$130,910	$121,400

Current liabilities:
Current maturities of long-term debt	$137	$30
Short-term borrowings	3,852	—
Accounts payable and accrued expenses	24,255	22,903
Billings in excess of costs and estimated earnings on uncompleted contracts	9,096	6,881
Total current liabilities	37,340	29,814
Long-term debt less current maturities	8,872	10,896
Other non-current liabilities	972	959
Total liabilities	47,184	41,669
Total stockholders’ equity	83,726	79,731
Total liabilities and stockholders’ equity	$130,910	$121,400

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation—EBITDA

(Dollars in thousands)

(Unaudited)

	Quarters ended
	March 31,
	2007	2006

Net income	$2,054	$1,369
Interest expense	272	414
Income tax expense	1,468	1,011
Depreciation and amortization	872	411
EBITDA(2)	$4,666	3,205

(2)             Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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